As filed with the Securities and Exchange Commission on December 31, 2007.

Registration No.  333-146165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EASYLINK SERVICES INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3645702
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6025 The Corners Parkway, Suite 100

Norcross, Georgia  30092

(678) 533-8000

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Glen E. Shipley
Chief Financial Officer and Secretary
EasyLink Services International Corporation
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
(678) 533-8000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

with copy to: Larry W. Shackelford, Esq. Troutman Sanders LLP Bank of America Plaza Suite 5200 600 Peachtree Street, N.E. Atlanta, Georgia 30308 (404) 885-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement, as the selling stockholders may determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A Common Stock, par value $.01 per share	7,270,920	$3.09	$22,467,142.80	$882.96	(2)

(1)          Computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices as reported on the Nasdaq Capital Market on December 27, 2007.

(2)          $3,461.81 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED December 31, 2007

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

EASYLINK SERVICES INTERNATIONAL CORPORATION

Class A Common Stock

7,270,920 Shares

We are registering 7,270,920 shares of our class A common stock for resale by the selling stockholders identified in this prospectus.

Please refer to “Selling Stockholders” beginning on page 19 of this prospectus.

The selling stockholders will receive all of the net proceeds from the sale of the shares of class A common stock offered by this prospectus, and will pay all selling and other expenses. Although we will incur expenses in connection with the registration of the class A common stock, we will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our class A common stock is currently listed on the Nasdaq Capital Market under the symbol “ESIC”. On December 28, 2007, the last reported sale price of our class A common stock was $3.07 per share.

Investment in our class A common stock involves risks. Please carefully consider the risks described in the section entitled “Risk Factors” beginning on page 5 of this prospectus before you make your investment in the class A common stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January      , 2008.

You should rely only on the information contained in this prospectus and the information incorporated into this prospectus by reference. We have not, and the selling stockholders have not, authorized anyone to provide you with any different or supplemental information or to make any representations for us. If anyone provides you with any different or supplemental information or makes any representations for us, you should not rely on such information or representations. We are not, and the selling stockholders are not, making an offer to sell, or seeking an offer to buy, the shares of our class A common stock in any jurisdiction where offers or sales are not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Throughout this prospectus references to the “company,” “we,” “ESIC,” “us” and “our” refer to EasyLink Services International Corporation, a Delaware corporation, and its wholly-owned subsidiaries on a consolidated basis, unless otherwise specified or the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our class A common stock discussed under “Risk Factors” beginning on page 5 of this prospectus, the information and documents incorporated into this prospectus by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

EasyLink Services International Corporation

EasyLink Services International Corporation (“EasyLink” or “ESIC”, formerly known as Internet Commerce Corporation) creates, deploys and manages the secure and reliable electronic exchange of essential business documents.  EasyLink is a trusted provider of e-commerce solutions to connect businesses, regardless of their size and level of technical sophistication, with their trading communities.  Thousands of customers, ranging from sole proprietorships to large corporations, in a variety of industries rely on the value delivered from ESIC’s comprehensive line of solutions, in-depth expertise, and 24x7 customer service to help meet the unique requirements for trading partner compliance, coordination and collaboration.

Our operations include two business segments defined as follows:

•                  Supply Chain Messaging segment, which includes VAN services, browser-based and hosted applications, desktop software, and the EDI services and telex messaging services; and

•                  On Demand Messaging segment, which includes integrated desktop messaging that allows customers to integrate fax sending and receiving with their existing corporate e-mail systems and associated administrative systems, production messaging services which enable customers to automate and personalize outbound communications with their global business partners through multiple delivery options including e-mail, fax and file transfer, document capture and management services that digitally convert paper forms into usable data that can be processed directly by enterprise systems such as production servers, workflow solutions and databases, and workflow services which provide the capabilities of moving, sorting and retrieving images and documents electronically within a work group.

Our principal executive offices are located at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, and our telephone number at that location is (678) 533-8000.

EasyLink Services Corporation

On August 20, 2007, we completed our acquisition by merger of EasyLink Services Corporation (“ESC”), which is now our sole and wholly-owned subsidiary. Headquartered in Piscataway, New Jersey, ESC is a leading global provider of outsourced business process automation services that enable medium and large enterprises, including 60 of the Fortune 100, to improve productivity and competitiveness by transforming manual and paper-based business processes into efficient electronic business processes. ESC is integral to the movement of information, money, materials, products and people in the global economy, dramatically improving the flow of data and documents for mission-critical business processes such as client communications via invoices, statements and confirmations, insurance claims, purchasing, shipping and payments.

ESC’s business has traditionally operated along multiple segments, including VAN and EDI outsourcing operations, desktop to fax and fax to desktop offerings, corporate production and broadcast fax, telex operations and proprietary e-mail systems.

The Offering

On May 3, 2007, in order to finance our acquisition by merger of ESC, we entered into a Securities Purchase Agreement (as amended, the “Purchase Agreement”) with certain accredited institutional investors (the “Purchasers”) affiliated with York Capital Management (“York Capital”). On July 2, 2007, in order to secure immediate bridge financing for the ESC merger, we entered into an additional Securities Purchase Agreement with the Purchasers (the “Bridge Agreement”), pursuant to which the Purchasers purchased an aggregate of $10 million in principal amount of Senior Secured Convertible Notes (the “Bridge Notes) issued by us.

On August 20, 2007, pursuant to the Purchase Agreement (as amended by an Amendment to the Securities Purchase Agreement dated August 20, 2007) and the Bridge Agreement, we issued to the Purchasers in a private placement Series A Senior Secured Convertible Notes (the “Series A Notes”), Series B Senior Secured Convertible Notes (the “Series B Notes”), warrants to purchase shares of our class A common stock (the “Warrants”) and additional investment rights to acquire additional notes on the same terms as the Series A Notes (the “Additional Investment Rights”) for an aggregate purchase price of $70,105,416. Pursuant to the terms and conditions set forth in the Purchase Agreement and the Bridge Agreement, the Purchasers purchased from us Series A Notes in an original aggregate principal amount of $30 million and Series B Notes in an original aggregate principal amount of $30 million. In addition, the Purchasers converted all of the Bridge Notes into equal portions of Series A Notes and Series B Notes in an original principal amount of $10 million plus accrued interest as of August 17, 2007. The Series A Notes bear interest at the prime rate plus 75 basis points (0.75%) less an interest factor based on the performance of our class A common stock, and interest is payable in cash either quarterly in arrears or annually in advance at our option. The Series B Notes bear interest at the prime rate plus 300 basis points (3.00%) less an interest factor based on the performance of our class A common stock, and interest is payable in cash either quarterly in arrears or annually in advance at our option. Both the Series A and Series B Notes have a term of four years, are repayable in 30 equal monthly installments of principal beginning 18 months after issuance, and can be prepaid subject to a prepayment penalty of up to 25% and certain other conditions. In addition, prior to August 20, 2008, we have the right to prepay $15 million of the Series B Notes from the proceeds of certain types of asset sales, which prepayment will be subject to a 12.5% prepayment penalty.

Both the Series A and Series B Notes are convertible into shares of our class A common stock, subject to certain limitations, at the option of the holders thereof at anytime from and after the date such notes were originally issued. The number of shares of our class A common stock issuable upon any conversion of the Series A and Series B Notes will equal the outstanding principal amount of the notes to be converted, plus the amount of any accrued but unpaid interest on such notes through the conversion date, divided by the conversion price on the conversion date. The conversion price per share of each of the Series A and Series B Notes is fixed at $3.036, subject to certain possible anti-dilution adjustments from time to time.

The Warrants entitle the Purchasers to acquire an aggregate of 4,156,448 shares of our class A common stock. The Warrants are exercisable at a price of $3.34 per share from August 20, 2007 until the fifth anniversary of the date a registration statement covering the resale of the shares issuable upon exercise of the Warrants is declared effective by the Securities and Exchange Commission (the “SEC”). The Additional Investment Rights entitle the Purchasers to purchase additional notes having terms similar to the Series A Notes in an aggregate principal amount up to $10 million at any time prior to the maturity of the Series A Notes and so long as not less than $20 million in principal amount of Series A Notes, Series B Notes and additional notes are outstanding.

This prospectus is a part of a registration statement that has been filed by us with the SEC to satisfy in part our obligations to the Purchasers under the Purchase Agreement and the Bridge Agreement and to Oppenheimer & Co., Inc., which received 750,000 shares of our class A common stock as partial payment for investment banking services rendered in connection with the ESC merger. Accordingly, this prospectus covers:

•      the resale by the Purchasers of 7,033,420 of the 11,545,688 shares of our class A common stock issuable upon conversion or payment of principal of the Series A Notes; and

•      the resale by Oppenheimer & Co. Inc. of 237,500 of the 750,000 shares of our class A common stock issued as partial payment for investment banking services rendered in connection with the ESC merger.

The selling stockholders will receive all of the proceeds from the sale of the shares offered under this prospectus, and we will not receive any proceeds from such sale by the selling stockholders. The selling stockholders may sell their shares at market prices, at prices related to market prices or at negotiated prices.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our class A common stock. While these are the risks and uncertainties that we believe are the most important for you to consider, you should know that they are not the only risks or uncertainties facing us or that may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our class A common stock could decline and you could lose all or part of the money you paid to buy our class A common stock.

Risks Relating to Our Business

If we are unable to successfully integrate ESC, our business and financial results will suffer. We completed our acquisition of ESC on August 20, 2007. On a pro forma basis, ESC’s revenues would have constituted approximately 80% of the revenues of the combined businesses of ESIC and ESC for our fiscal year ended July 31, 2007. If we cannot effectively manage the integration of ESC into our existing business, our business and financial results will suffer.

Both ESIC and ESC have reported substantial losses in the recent past, and the combined companies have not reported any earnings to date. ESIC reported its first profitable year in fiscal 2005 and has an accumulated deficit at October 31, 2007 of approximately $82.1 million. ESC recently reported its first back-to-back profitable quarters ending March 31, 2007 and June 30, 2007 and on acquisition had an accumulated deficit of approximately $581 million. Although ESIC has remained profitable since the end of its fiscal 2005 year, there can be no assurances that as a combined company it will continue to report profitability in the future

We must continue to grow our business in order to remain competitive. Over the past year, the VAN business has remained significantly price competitive. While we have been successful in maintaining our margins and we have increased the volume of data transmitted through our VAN, we have experienced price erosion in competing for larger customers. Although we expect to continue to add new customers and increase the volume of data transmitted through our service, we expect our revenue from VAN services to continue to grow at rates of less than 10% per year.

We may not be successful in competing against our competitors. We face a significant number of competitors, ranging from very large enterprises or divisions of very large companies to a number of relatively small organizations. These competitors are diverse in terms of their histories, business models, corporate strategies, financial strength, name recognition, company reputation, customer base and breadth of offerings. Many of our large competitors have more history, significantly greater financial resources, larger customer bases and more easily recognized names than we do. As a result, our competitors may be able to respond more quickly to changing technology and changes in customer requirements or be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers and employees, or be able to devote greater resources to the development, promotion and sale of their services than we can. New competition is emerging in the form of web services networks, collaborative applications, application service providers, e-marketplaces and integration broker suites. We have enhanced our technologies to communicate with these web based technologies. However, there can be no assurance that our product and service offerings will compete effectively and generate any significant revenues. We believe that the high cost of implementation and the ongoing costs of supporting a company’s trading partners may be a barrier to the wider acceptance of our new product offerings in the marketplace.

We have significant debt obligations, and we may be unable to meet the associated debt covenants over time. In connection with our sale of the Series A Notes, Series B Notes, Warrants and Additional Investment Rights to the Purchasers, we incurred $70,105,416 in additional indebtedness, which increased the ratio of our long-term debt to total capitalization from 3.74% at April 30, 2007 to 276.48% at April 30, 2007 on a pro forma basis. As a result of this increased leverage, our principal and interest obligations have increased substantially. The degree to which we are leveraged could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to economic downturns and competitive pressures. Our increased leverage could also adversely affect our liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, we could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

Under the Purchase Agreement, we are subject to certain limitations, including limitations on our ability to incur additional debt or sell assets, make certain investments and acquisitions, grant liens and pay dividends and distributions. We are also subject to financial covenants on a quarterly basis, which include minimum requirements for recurring revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and the ratio of EBITDA to interest expense. The Purchase Agreement contains certain events of default (many of which are subject to applicable cure periods), including, among others, the failure to make payments when due, defaults under other contractual obligations, change of control and noncompliance with covenants. We may not be able to continuously satisfy these requirements in the future. If we fail to satisfy any of these requirements, the Purchasers could call their loans immediately. In the event we fail to repay these obligations upon demand, the Purchasers may file legal actions against us and foreclose on our assets, which may significantly disrupt, or even cause us to cease, our business.

If we are unable to maintain or replace our existing interconnect arrangements, our results of operations will suffer. We rely on many of our competitors to interconnect with our service to promote an “open community” so all businesses can take advantage of the efficiencies of EDI, no matter what network they choose as their provider. Although we have interconnect agreements with the major VAN providers, there can be no assurances that these agreements will not be terminated or will continue with acceptable terms. If terminated, we would have to find an acceptable alternative. If available, such an alternative could add significant operating costs to our business.

We must continue to develop new products and services. If we do not keep pace with rapid technological changes, customer demands and intense competition, we will not be successful. Our market is characterized by rapidly changing technology, customer demands and intense competition. The satisfactory performance, reliability and availability of our network infrastructure, customer support and document delivery systems and our web site are critical to our reputation and our ability to attract customers and maintain adequate customer service levels. If we cannot keep pace with these changes and maintain the performance and reliability of our network and customer service levels, our business will suffer. The Internet’s recent growth and the intense competition in our industry require us to continually develop strategic business and Internet solutions that enhance and improve the customer service features, functions and responsiveness of all of our existing or proposed services and that keep pace with competitive changes in information technology and customer requirements. However, there can be no assurance that we will be able to keep pace with these changes, and if we are not successful in developing and marketing enhancements to all of our services or customer demands, our business will suffer.

Outsourcing of our services may not prove to be a viable business. An important part of our business strategy is to leverage our existing global customer base and global network by continuing to provide our existing services and by offering these customers additional services in the future. Our success will depend on the development of viable markets for the outsourcing of all of our services, which is somewhat speculative. Outsourcing is one of the principal methods by which we will attempt to reach the size we believe is necessary to be successful. Security and the reliability of service, however, are likely to be of concern to enterprises and service providers deciding whether to outsource these services or to continue to provide them themselves. These concerns are likely to be particularly strong at larger businesses and service providers, which are better able to afford the costs of maintaining their own systems. While we intend to focus on outsourcing our services, we cannot be sure that we will be able to maintain or expand our business customer base. In addition, the sales cycle for many of these services is lengthy and could delay our ability to generate revenues.

We may need to obtain additional financing on satisfactory terms to continue to compete successfully. If we are unable to obtain necessary future capital, our business will suffer. We may need to raise additional funds if competitive pressures or technological changes are greater than anticipated, if we are unable to increase revenue at anticipated rates, if our expenses increase significantly or if our customers delay payment of our receivables or if we identify a suitable acquisition candidate that requires a cash outlay in order to complete the transaction. We cannot assure you that any additional financing will be available on reasonable terms or at all. Raising additional funds in the future by issuing securities could adversely affect our stockholders and negatively impact our operating results. The acquisition of ESC was financed through the issuance of debt securities, and the holders of the debt securities have a claim to our assets that will have priority over any claim of our stockholders. The interest on these debt securities will increase our costs and negatively impact our operating results. If we raise additional funds through the issuance of class A common stock or securities convertible into or exchangeable for class A common stock, the percentage ownership of our then-existing stockholders will decrease and they may experience additional dilution. In addition, any convertible or exchangeable securities may have rights, preferences and privileges more favorable to the holders than those of the class A common stock.

We rely on third parties to provide our services, and any failure of such third parties could adversely affect our business. Failure of our third-party providers to provide adequate Internet, telecommunications and power services could result in significant losses of revenue. Our operations depend upon third parties for Internet access and telecommunications service. Frequent or prolonged interruptions of these services could result in significant losses of revenues. We have experienced outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our internal activities in the future. These types of occurrences could also cause users to perceive our services as not functioning properly and therefore cause them to use other methods to deliver and receive information. We have limited control over these third parties and cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms or that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively.

We may suffer systems failures and business interruptions that would harm our business. Our success depends in part on the efficient and uninterrupted operation of our VAN service and web hosting sites. While the acquired ESC operates its own data centers, almost all of ESIC’s network operating systems are located in third party co-location facilities. Although these facilities are designed to prevent operational interrupts, our systems are vulnerable to events such as damage from fire, power loss, telecommunications failures, break-ins and earthquakes. This could lead to interruptions or delays in our service, loss of data or the inability to accept, transmit and confirm customer documents and data. Although we have implemented network security measures, the newly combined companies’ servers may be vulnerable to computer viruses, electronic break-ins, attempts by third parties to deliberately exceed the capacity of our systems and similar disruptions.

We may need to upgrade some of our computer systems to accommodate increases in traffic and to accommodate increases in the usage of our services, but we may not be able to do so while maintaining our current level of service, or at all. We must continue to expand and adapt our computer systems as the number of customers and the amount of information they wish to transmit increases and as their requirements change and as we further develop our services. We may also decide to consolidate many of our data centers into a single location. If we cannot provide the necessary service while maintaining expected performance and possibly consolidating our data centers, our business would suffer and our ability to generate revenues through our services would be impaired.

Our computer systems may fail and interrupt our service. Our customers have in the past experienced interruptions in our services due to hardware failures and other computer system failures. These failures have resulted and may continue to result in significant disruptions to our service. Some of our operations have redundant switch-over capability. Although we plan to install backup computers and implement procedures on other parts of our operations to reduce the impact of future malfunctions in these systems, the presence of single points of failure in our network increases the risk of service interruptions. Our computer and communications hardware is vulnerable to damage or interruption from fire, flood, earthquake and similar events wherever they are located. Our services would be suspended for a significant period of time if any of our primary data centers was severely damaged or destroyed. We might also lose customer transaction documents and other customer files, causing significant customer dissatisfaction and possibly giving rise to claims for monetary damages.

We are dependent on licensed technology and third party commercial partners. We license a significant amount of technology from third parties, including technology related to our Internet fax services, billing processes and databases. We also rely on third party commercial partners to provide services for our trading community enablement services, document capture and management services and some of our other services. We anticipate that we will need to license additional technology or to enter into additional commercial relationships to remain competitive. We may not be able to license these technologies or to enter into arrangements with prospective commercial partners on commercially reasonable terms or at all. Third-party licenses and strategic commercial relationships expose us to increased risks, including risks relating to the integration of new technology, the diversion of resources from the development of our own proprietary technology, a greater need to generate revenues sufficient to offset associated license or service fee costs, and the possible termination of or failure to renew an important license or other agreement by the third-party licensor or commercial partner.

If we are unable to manage our growth or successfully integrate acquisitions, our financial results will suffer. Our ability to implement our business plan successfully in a new and rapidly evolving market requires effective planning and growth management. If we cannot manage the integration of any anticipated acquisitions, our business and financial results will suffer. We expect that we will need to continue to manage and to expand multiple relationships with customers, Internet service providers and other third parties. We also expect that we will need to continue to improve our financial systems, procedures and controls and will need to expand, train and manage our workforce, particularly our information technology and sales and marketing staffs.

If we lose our net operating loss carryforward, our financial results will suffer. As of October 31, 2007, our net operating loss carryforward was approximately $71.7 million. Section 382 of the Internal Revenue Code contains rules designed to discourage persons from buying and selling the net operating losses of companies. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the common stock of a company or any change in ownership arising from a new issuance of stock by a company. In general, the rules limit the ability of a company to utilize net operating losses after a change of ownership of more than 50% of its common stock over a three-year period. Purchases of our class A common stock in amounts greater than specified levels could inadvertently create a limitation on our ability to utilize our net operating losses for tax purposes in the future. We are currently subject to a limitation on the utilization of a portion of our net operating loss carryforward. The potential conversion of the notes issued in connection with our acquisition of ESC into shares of our class A common stock may result in severe limitations on our use of our existing net operating loss carryforward.

If we cannot successfully continue to expand our business outside of the United States, our revenues and operating results will be adversely affected. Our current and future customers are conducting their businesses internationally. As a result, one component of our business strategy is to expand our international marketing and sales efforts, and if we do not successfully continue to expand our business in this way, we may lose current and future customers.

Our international operations are subject to additional risks, and our operating results may suffer if these risks are not properly managed. We operate in international markets and may not be able to compete effectively in these markets. We face significant risks inherent in conducting business internationally, such as:

•      uncertain demand in foreign markets for our services;

•      difficulties and costs of staffing and managing international operations;

•      differing technology standards;

•      difficulties in collecting accounts receivable and longer collection periods;

•      economic instability and fluctuations in currency exchange rates and imposition of currency exchange controls;

•      potentially adverse tax consequences;

•      regulatory limitations on the activities in which we can engage and foreign ownership limitations on our ability to hold an interest in entities through which we wish to conduct business;

•      political instability, unexpected changes in regulatory requirements, and reduced protection for intellectual property rights in some countries;

•      export restrictions;

•      terrorism; and

•      difficulties in enforcing contracts and potentially adverse consequences.

If we cannot hire and retain highly qualified employees, our business and financial results will suffer. We are substantially dependent on the continued services and performance of our executive officers and other key employees. If we are unable to attract, assimilate and retain highly qualified employees, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges, and our business and financial results will suffer. Many of our competitors may be able to offer more lucrative compensation packages and higher-profile employment opportunities than we can.

We depend on our intellectual property, which may be difficult and costly to protect. If we fail to adequately protect our proprietary rights, competitors could offer similar products relying on technologies we developed, potentially harming our competitive position and decreasing our revenues. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information and by relying on a combination of patent, copyright, trademark and trade secret laws. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors and strategic partners. In some circumstances, however, we may, if required by a business relationship, provide our licensees with access to our data model and other proprietary information underlying our licensed applications. Despite the precautions we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. Policing unauthorized use of software is difficult, and some foreign laws do not protect proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, any of which could be costly and could adversely affect our operating results.

Intellectual property infringement claims against us could harm our business. Our business activities and our service offerings may infringe upon the proprietary rights of others and other parties may assert infringement claims against us. Any such claims and any resulting litigation could subject us to significant liability for damages and could invalidate our proprietary rights. We could be required to enter into royalty and licensing agreements, which may be costly or otherwise burdensome or which may not be available on terms acceptable to us.

We must comply in the future with new and costly reporting requirements. Under current SEC regulations, we are considered a non-accelerated filer and will have to be compliant with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) beginning with our fiscal year beginning August 1, 2007. The costs of implementing the requirements of the SOX for companies of our size have ranged from approximately $500,000 to over $1 million. Although we will begin our SOX compliance efforts following our fiscal year ending July 31, 2007, there can be no assurance that we can be in full compliance when required for reasonable costs.

Risks Relating to the Internet and Online Commerce Aspects of Our Business

If Internet infrastructure fails to continue to develop, our business will suffer. If the Internet does not gain increased acceptance for business-to-business electronic commerce, the growth of our business will be adversely affected. We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop. The Internet infrastructure may not support the demands that growth may place on it and the performance and reliability of the Internet may decline.

Government regulation and legal uncertainties relating to the Internet could harm our business. Changes in the regulatory environment in the United States and other countries could decrease our revenues and increase our costs. The Internet is largely unregulated and the laws governing the Internet remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet. In addition, because of increasing popularity and use of the Internet, any number of laws and regulations may be adopted in the United States and other countries relating to the Internet or other online services covering issues such as user privacy, security, pricing and taxation, content and distribution. The cost of transmitting documents and data over the Internet could increase. We may not be able to increase our prices to cover these rising costs. Also, foreign and state laws and regulations relating to the provision of services over the Internet are still developing. If individual states or foreign countries impose taxes or laws that negatively impact services provided over the Internet, our cost of providing our EDI and VAN services may increase.

We believe that our services are “information services” under the Telecommunications Act of 1996 and existing precedent and, therefore, would not currently be subject to traditional U.S. telecommunication services regulation. However, while the Federal Communications Commission (“FCC”) historically has refrained from extensive regulation of entities that provide service using the Internet or IP, it has recently begun to impose at least some regulatory paradigms on these services as they increasingly are used as substitutes for traditional communications services. For example, the FCC already has required certain providers of voice over Internet Protocol (“VoIP”) telephony to provide enhanced 911 capability to their customers and to accommodate requests by law enforcement to permit electronic surveillance. These requirements are likely to create additional costs. In addition, the FCC is currently considering whether to impose certain obligations on providers of Internet-based and IP-based services generally. These potential rules could include requirements to ensure access for disabled persons, contribute to universal service funds, and pay for using the public telephone network. Any of these requirements, if applicable to a given service, could increase the cost of providing that service. The FCC is also examining whether and how to differentiate among Internet-based and IP-based services to determine which services should be subject to particular regulatory obligations. It cannot be predicted whether these rules will be adopted and, if so, whether they would be applied to our non-voice services.

Moreover, although the FCC has indicated that it views certain Internet-based services as being interstate and, thus, subject to the protection of federal laws that warrant preemption of state efforts to impose traditional common carrier regulation on these services, the FCC’s efforts are currently under legal challenge and we cannot predict the outcome of state efforts to regulate such services or the scope of federal policy to preempt these efforts.

Apart from these issues, federal and state regulations could change in a manner that increases the contributions required by telecommunications carriers, which would in turn increase our costs in purchasing these telecommunications services. Because providers are authorized to pass their contribution costs on to their customers, our costs for telecommunications services that we purchase reflect these amounts. The contributions are currently calculated as a percentage of telecommunications services revenues. Alternative contribution methodologies, such as the imposition of a fee per telephone line, and other changes have been proposed that could increase these amounts and, thus, our costs in purchasing such telecommunications services. If adopted, these changes may in turn require us to raise the price of one or more of our services to our customers. No assurance can be given that we will be able to recover all or part of any increase in costs that may result from these changes if adopted by the FCC or that such changes will not otherwise adversely affect the demand for our services.

Privacy concerns may prevent customers from using our services. Concerns about the security of online transactions and the privacy of users may inhibit the growth of the Internet as a means of delivering business documents and data. We may need to incur significant expenses to protect against the threat of security breaches or to alleviate problems caused by security breaches. We rely upon encryption and authentication technology to provide secure transmission of confidential information. If our security measures do not prevent security breaches, we could suffer operating losses, damage to our reputation, litigation and possible liability. Advances in computer capabilities, new discoveries in the field of cryptography or other developments that render current encryption technology outdated may result in a breach of our encryption and authentication technology and could enable an outside party to steal proprietary information or interrupt our operations.

We are and may become subject to laws and regulations protecting personal and other information in connection with the exchange of such information by our customers using our services. We and our customers are subject to laws and regulations protecting personal and other confidential information in connection with the exchange of such information by these customers using our services. At present, in the United States, interactive Internet-based service providers have substantial legal protection for the transmission of third-party content that is infringing, defamatory, pornographic or otherwise illegal. We cannot guarantee that a U.S. court would not conclude that we do not qualify for these protections as an interactive service provider. We do not and cannot screen all of the content generated and received by users of our services or the recipients of messages delivered through our services. Some foreign governments, such as France and Germany, have enforced content-related laws and regulations against Internet service providers.

Domestic and foreign regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. In connection with the deployment of Internet-capable nodes in countries throughout the world, we are required to satisfy a variety of foreign regulatory requirements. We intend to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable fax nodes continues. There can be no assurance that we will be able to satisfy the regulatory requirements in each of these countries, and the failure to satisfy these requirements may prevent us from installing Internet-capable fax nodes in these countries or require us to limit the functionality of these nodes. The failure to deploy a number of such nodes could have a material adverse effect on our business, financial condition and results of operations.

Our fax nodes and telex switches utilize encryption technology. The export of this encryption technology is regulated by the United States government. We have authority for the export of this encryption technology except to countries such as Cuba, Iran, Libya, North Korea, Syria and Sudan. Nevertheless, there can be no assurance that this authority will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that these export controls, either in their current form or as may be subsequently enacted, will not limit our ability to distribute our services outside of the United States or electronically. While we take precautions against unlawful exportation of our software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of our services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any of these export restrictions, the unlawful exportation of our services or new legislation or regulation could have a material adverse effect on our business, financial condition and results of operations.

The legal structure and scope of operations of our subsidiaries in some foreign countries may be subject to restrictions that could severely limit our ability to conduct business in these countries. To the extent that we develop or offer messaging or other services in foreign countries, we will be subject to the laws and regulations of those countries. The laws and regulations relating to the Internet and telecommunications services in many countries are evolving and in many cases are more burdensome than U.S. law and/or unclear as to their application. For example, in India, the Peoples Republic of China, and other countries, we may be subject to licensing requirements with respect to the activities in which we propose to engage and we may also be subject to foreign ownership limitations or other approval requirements that preclude our ownership interests or limit our ownership interests to up to specified percentages of the entities through which we propose to conduct any regulated activities. If these limitations apply to our activities (including activities conducted through our subsidiaries), our opportunities to generate revenue will be reduced, our ability to compete successfully in these markets will be adversely affected, our ability to raise capital in the private and public markets may be adversely affected, and the value of our investments and acquisitions in these markets may decline. Moreover, to the extent we are limited in our ability to engage in certain activities or are required to contract for these services from a licensed or authorized third party, our costs of providing our services will increase and our ability to generate profits may be adversely affected.

Risks Relating to Our Class A Common Stock

The market price of our class A common stock is likely to be highly volatile. During the last 12 months, the market price of our class A common stock has been volatile, ranging from a low of $2.18 to a high of $4.28, and will likely fluctuate substantially in the future. The market price of our class A common stock may fluctuate in response to variations in our quarterly operating results, changes in our financial condition, and any acquisitions, dispositions and other corporate developments we undertake or experience. In addition, the securities markets and, in particular the technology stock market sector, have experienced significant price and volume fluctuations recently that have often been unrelated or disproportionate to the operating performance of particular companies or sectors. These broad fluctuations may adversely affect the market price of our class A common stock.

Shares eligible for future sale by our existing securityholders may adversely affect our stock price. We have registered the resale under the Securities Act of 1933, as amended (the “Securities Act”), 14,143,008 shares of our class A common stock held by or issuable to our existing securityholders. The market price of our class A common stock and our ability to raise additional capital in the future through the sale of equity securities could be materially and adversely affected by sales of even a small percentage of these shares or the perception that these sales could occur.

There is not a significant demand for our class A common stock, which may make it difficult to sell. The market for our class A common stock on the Nasdaq Capital Market may be illiquid, which would restrict the ability to sell shares of class A common stock and could result in increased volatility in the trading prices for our class A common stock. The price at which our class A common stock will trade in the future cannot be predicted and will be determined by the market. The price may be influenced by many factors, including investors’ perceptions of our business, our financial condition, operating results and prospects, the use of the Internet for business purposes and general economic and market conditions.

Our Board of Directors can issue preferred stock with rights adverse to the holders of class A common stock. Our Board of Directors is authorized, without further stockholder approval, to determine the provisions of and to issue up to 4,979,575 shares of preferred stock. Issuance of preferred shares with rights to dividends and other distributions, voting rights or other rights superior to the class A common stock could be adverse to the holders of class A common stock. In addition, issuance of preferred shares could have the effect of delaying, deterring or preventing an unsolicited change in control of our company, or could impose various procedural and other requirements that could make it more difficult for holders of our class A common stock to effect certain corporate actions, including the replacement of incumbent directors and the completion of transactions opposed by the incumbent Board of Directors. The rights of the holders of our class A common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

We may have to use significant resources indemnifying our officers and directors or paying for damages caused by their conduct. The Delaware General Corporation Law provides for broad indemnification by corporations of their officers and directors and permits a corporation to exculpate its directors from liability for their actions. Our bylaws and certificate of incorporation implement this indemnification and exculpation to the fullest extent permitted under this law as it currently exists or as it may be amended in the future. Consequently, subject to this law and to some limited exceptions in our certificate of incorporation, none of our directors will be liable to us or to our stockholders for monetary damages resulting from conduct as a director.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or in documents incorporated herein by reference may constitute “forward-looking” statements as defined in Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases issued by the SEC, all as may be amended from time to time. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. We caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors including, without limitation, those factors discussed in the section entitled “Risk Factors” contained in this prospectus. If you are interested in purchasing shares of our class A common stock, you should consider these risk factors carefully, as well as factors discussed elsewhere in this prospectus and in documents incorporated herein by reference, before making a decision to invest. All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to, and assume no responsibility for, updating any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise.

Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected or intended.

You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “contemplate,” “estimate,” “believe,” “plan,” “project,” “predict,” “potential” or “continue,” or the negative of these, or similar terms.

USE OF PROCEEDS

The selling stockholders will sell all the shares of class A common stock covered by this prospectus for their own account. We will not receive any proceeds from the sale of shares of class A common stock by the selling stockholders. We will bear all costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

DESCRIPTION OF TRANSACTION

On May 3, 2007, we and one of our then existing wholly-owned subsidiaries, Jets Acquisition Sub, Inc. (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire ESC. On August 20, 2007, pursuant to the Merger Agreement, the Merger Sub was merged with and into ESC, and ESC became our wholly-owned subsidiary (the “Merger”). Under the terms of the Merger Agreement, we paid $5.80 per share in cash in exchange for each share of class A common stock of ESC, for an aggregate purchase price of approximately $67 million.

At the effective time of the Merger, each outstanding share of ESC class A common stock, other than shares owned directly or indirectly by us or by ESC, subject to dissenter’s rights, or subject to vesting restrictions, was canceled and converted into the right to receive $5.80 per share in cash without interest (the “Merger Consideration”). In addition, all shares of ESC class A common stock held in ESC’s 401(k) plan were converted into the right to receive the Merger Consideration.

All options to acquire shares of ESC class A common stock held by non-employee directors with an exercise price per share less than the Merger Consideration vested immediately as of the effective time of the Merger, and holders of such options became entitled to receive an amount in cash equal to the excess of the Merger Consideration over the exercise price per share of ESC class A common stock subject to the option for each share subject to the option. All other outstanding options that were not held by non-employee directors have been replaced by us with substitute options to purchase shares of our class A common stock. Each substitute option is subject to, and will vest and become exercisable in accordance with, comparable terms and conditions as the corresponding option that was in effect immediately prior to the closing of the Merger, except that each substitute option will be exercisable for that number of shares of our class A common stock equal to the number of shares of ESC class A common stock subject to the option that was replaced multiplied by an Exchange Ratio (as defined in the Merger Agreement).

Grants of restricted shares of ESC class A common stock to certain executive officers were converted into restricted shares of our class A common stock equal to (i) the product of $5.80 per share and the number of shares of restricted stock held by each holder, (ii) divided by the volume weighted average price (as defined in the Merger Agreement) of our class A common stock. Each share of our restricted stock replacing ESC restricted stock is subject to the same vesting restrictions as applied to such restricted shares of ESC class A common stock immediately prior to the closing of the Merger.

On May 3, 2007, in order to finance the Merger, we entered into a Securities Purchase Agreement (as amended, the “Purchase Agreement”) with certain accredited institutional investors (the “Purchasers”) affiliated with York Capital Management (“York Capital”). On July 2, 2007, in order to secure immediate bridge financing for the Merger, we entered into an additional Securities Purchase Agreement with the Purchasers (the “Bridge Agreement”), pursuant to which the Purchasers purchased an aggregate of $10 million in principal amount of Senior Secured Convertible Notes (the “Bridge Notes) issued by us.

On August 20, 2007, pursuant to the Purchase Agreement (as amended by an Amendment to the Securities Purchase Agreement dated August 20, 2007) and the Bridge Agreement, we issued to the Purchasers in a private placement Series A Senior Secured Convertible Notes (the “Series A Notes”), Series B Senior Secured Convertible Notes (the “Series B Notes”), warrants to purchase shares of our class A common stock (the “Warrants”) and additional investment rights to acquire additional notes on the same terms as the Series A Notes (the “Additional Investment Rights” and, together with the Series A Notes, the Series B Notes and the Warrants, the “Securities”), all as more fully described in the Purchase Agreement and the Bridge Agreement, for an aggregate purchase price of $70,105,416. Pursuant to the terms and conditions set forth in the Purchase Agreement and the Bridge Agreement, the Purchasers purchased from us Series A Notes in an original aggregate principal amount of $30 million and Series B Notes in an original aggregate principal amount of $30 million. In addition, the Purchasers converted all of the Bridge Notes into equal portions of Series A Notes and Series B Notes in an original principal amount of $10 million plus accrued interest as of August 17, 2007. The Series A Notes bear interest at the prime rate plus 75 basis points (0.75%) less an interest factor based on the performance of our class A common stock, as more fully described in the Series A Notes, and interest is payable in cash either quarterly in arrears or annually in advance at our option. The Series B Notes bear interest at the prime rate plus 300 basis points (3.00%) less an interest factor based on the performance of our class A common stock, as more fully described in the Series B Notes, and interest is payable in cash either quarterly in arrears or annually in advance at our option. Both the Series A and Series B Notes have a term of four years, are repayable in 30 equal monthly installments of principal beginning 18 months after issuance, and can be prepaid subject to a prepayment penalty of up to 25% and certain other conditions. In addition, prior to August 20, 2008, we have the right to prepay $15 million of the Series B Notes from the proceeds of certain types of asset sales, which prepayment will be subject to a 12.5% prepayment penalty.

Both the Series A and Series B Notes are convertible into shares of our class A common stock, subject to certain limitations, at the option of the holders thereof at anytime from and after the date such notes were originally issued. The number of shares of our class A common stock issuable upon any conversion of the Series A and Series B Notes will equal the outstanding principal amount of the notes to be converted, plus the amount of any accrued but unpaid interest on such notes through the conversion date, divided by the conversion price on the conversion date. The conversion price per share of each of the Series A and Series B Notes is fixed at $3.036, subject to certain possible anti-dilution adjustments from time to time.

The Warrants entitle the Purchasers to acquire an aggregate of 4,156,448 shares of our class A common stock. The Warrants are exercisable at a price of $3.34 per share from August 20, 2007 until the fifth anniversary of the date a registration statement covering the resale of the shares issuable upon exercise of the Warrants is declared effective by the SEC. The Additional Investment Rights entitle the Purchasers to purchase additional notes having terms similar to the Series A Notes in an aggregate principal amount up to $10 million at any time prior to the maturity of the Series A Notes and so long as not less than $20 million in principal amount of Series A Notes, Series B Notes and additional notes are outstanding.

Under the Purchase Agreement, we are subject to certain limitations, including limitations on our ability to incur additional debt or sell assets, make certain investments and acquisitions, grant liens and pay dividends and distributions. We are also subject to financial covenants on a quarterly basis, which include minimum requirements for recurring revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and the ratio of EBITDA to interest expense. The Purchase Agreement contains certain events of default (many of which are subject to applicable cure periods), including, among others, the failure to make payments when due, defaults under other contractual obligations, change of control and noncompliance with covenants.

In connection with the issuance and sale of the securities pursuant to the Purchase Agreement, ESC entered into a guaranty agreement whereby it has guaranteed the repayment of the Series A Notes and Series B Notes and provided a senior security interest in all or substantially all of its assets as collateral to secure such guarantee. We also provided a senior security interest in all or substantially all of our assets, including the pledge of our shares of capital stock in ESC. All of the proceeds from the Purchase Agreement and the Bridge Agreement were used to finance the Merger.

Pursuant to the Purchase Agreement, we agreed to prepare and file with the SEC a registration statement covering the following:  (1) the resale by the Purchasers of the shares of our class A common stock issuable upon conversion or payment of principal of the Series A and Series B Notes; (2) the resale by the Purchasers of the shares of our class A common stock issuable upon exercise of the Warrants; (3) the resale by the Purchasers of the shares of our class A common stock issuable upon conversion or payment of principal of the additional notes on the same terms as the Series A Notes that the Purchasers have the right to acquire pursuant to the Additional Investment Rights; and (4) the resale by Oppenheimer & Co. Inc. of up to 750,000 shares of our class A common stock issued as partial payment for investment banking services rendered in connection with the ESC merger.

This prospectus relates to the registration of 7,033,420 of the 11,545,688 shares of our class A common stock issuable upon conversion or payment of principal of the Series A Notes and the resale by Oppenheimer & Co. Inc. of 237,500 of the 750,000 shares of our class A common stock issued as partial payment for investment banking services rendered in connection with the ESC merger.

Based on the average of the high and low trading prices of the Company’s class A common stock as reported on the Nasdaq Capital Market on August 20, 2007 of $3.295, the total dollar value of the 7,033,420 class A common shares underlying the Series A Notes on August 20, 2007 was $23,175,118.90.

The following table sets forth the dollar amount of each payment (including the value of any payments to be made in shares of the Company’s class A common stock) in connection with the York transaction that the Company has made or may be required to make to any selling stockholder, any affiliate of a selling stockholder or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments):

	Payments to Purchasers:		Payments to Oppenheimer:		Total payments:
Interest for Fiscal 2008 (a)	$6,964,509				$6,964,509
Interest for Fiscal 2009 (a)	$7,386,600				$7,386,600
Interest for Fiscal 2010 (a)	$4,938,470				$4,938,470
Interest for Fiscal 2011 (a)	$1,920,516				$1,920,516

Stock issued for Payment of Fees			$2,485,350	(b)	$2,485,350
Fees Paid in Cash	$300,000	(c)	$1,014,913		$1,314,913
Total	$21,510,095		$3,500,263		$25,010,358

(a)          Represents fiscal year ending July 31, and assumes the following:  (i) a constant Prime Rate of 7.75%, (ii) no interest rate discount based on the performance of the Company’s class A common stock, (iii) the Additional Investment Rights were exercised in full immediately upon issuance on August 20, 2007, (iv) no amounts of the debt are pre-paid and (v) no amounts of interest or principal are deferred.

(b)         750,000 shares of the Company’s class A common stock were issued, at $3.3138 per share, to Oppenheimer & Co. Inc. (“Oppenheimer”) as partial payment for investment banking services rendered in connection with the Company’s acquisition of EasyLink Services Corporation, which was financed by the Purchasers’ convertible note financing transaction.

(c)          Payment made to the Purchasers for fees paid to their attorneys, Proskauer Rose LLP (“Proskauer”), for legal services rendered in connection with the Purchasers’ convertible note financing transaction.

The net proceeds to the Company from the sale of the Series A, Series B and Additional Notes and the total possible payments to all selling stockholders and any of their affiliates in the first fiscal year following the sale of these convertible notes:

Proceeds from Issuance of Series A and Series B Notes	$70,105,417
Proceeds from exercise of Additional Investment Rights (a)	$10,000,000
Gross Proceeds	$80,105,417

Payment in Stock to Oppenheimer	$2,485,350	(b)
Payment in Cash to Oppenheimer	$1,014,913
Payment in Cash to Purchasers (c)	$300,000
Interest for Fiscal 2008 (d)	$6,964,509

Total Payments	$10,764,772

Net Proceeds	$69,340,645

(a)          Assumes the Additional Investment Rights were exercised in full immediately upon issuance on August 20, 2007.

(b)         750,000 shares of the Company’s class A common stock were issued, at $3.3138 per share, to Oppenheimer as partial payment for investment banking services rendered in connection with the Company’s acquisition of EasyLink Services Corporation, which was financed by the Purchasers’ convertible note financing transaction.

(c)          Payment made to the Purchasers for fees paid to Proskauer for legal services rendered in connection with the Purchasers’ convertible note financing transaction.

(d)         Represents fiscal year ending July 31, and assumes the following:  (i) a constant Prime Rate of 7.75%, (ii) no interest rate discount based on the performance of the Company’s class A common stock, (iii) the Additional Investment Rights were exercised in full immediately upon issuance on August 20, 2007, (iv) no amounts of the debt are pre-paid and (v) no amounts of interest or principal are deferred.

The following table sets forth the total possible profit the selling stockholders could realize as a result of the conversion discount for the shares of the Company’s class A common stock underlying the Series A, Series B and Additional Notes:

Issued to Purchasers (a):	Market price per class A common share on the date of sale of the convertible notes:		Fixed conversion price per class A common share as of the date of sale of the convertible notes:	Total possible class A common shares underlying the convertible notes (assuming no interest payments and complete conversion throughout the term of the notes) (d):	Combined market price of the total number of class A common shares underlying the convertible notes:	Total possible class A common shares the Purchasers may receive and the combined conversion price of the total number of class A common shares underlying the convertible notes:	Total possible discount to market price as of the date of sale of the convertible notes:
Series A Notes	$3.30	(c)	$3.036	14,078,324	$46,458,467	$42,741,792	$3,716,675
Series B Notes	$3.30	(c)	$3.036	14,711,483	$48,547,892	$44,664,062	$3,883,830
Additional Notes (b)	$3.30	(c)	$3.036	4,121,377	$13,600,543	$12,512,500	$1,088,043
Total				32,911,184	$108,606,902	$99,918,354	$8,688,548

(a)   Series A and Series B Notes and Additional Investment Rights were only issued to the Purchasers.  None of these convertible notes or rights were issued to Oppenheimer.

(b)   Assumes the Additional Investment Rights were exercised in full immediately upon issuance on August 20, 2007.

(c)   Based upon the average of the high and low trading prices of the Company’s class A common stock as reported on the Nasdaq Capital Market on August 20, 2007.

(d)   Assumes each interest payment will be converted on its due date into shares of the Company’s class A common stock, rather than being paid in cash as the Company intends.

The following table sets forth the total possible profit to be realized as a result of any conversion discounts for shares of the Company’s class A common stock underlying the Warrants.

Issued to Purchasers (a):	Market price per class A common share on the date of sale of the other security:		Fixed conversion price per class A common share as of the date of sale of the other security:	Total possible class A common shares to be received under the particular securities (assuming complete conversion/exercise):	Combined market price of the total number of underlying class A common shares:	Total possible class A common shares to be received and the combined conversion price of the total number of class A common shares underlying the other security:	Total possible discount to market price as of the date of sale of the other security:
Warrants	$3.30	(b)	$3.34	4,156,448	$13,716,278	$13,882,536	N/A

(a)           Warrants were only issued to the Purchasers.  No Warrants were issued to Oppenheimer.

(b)           Based upon the average of the high and low trading prices of the Company’s class A common stock as reported on the Nasdaq Capital Market on August 20, 2007.

The following table sets forth proceeds from the sale of the Series A and Series B Notes and all possible payments in the first fiscal year:

Proceeds from Issuance of Series A and Series B Notes	$70,105,417
Proceeds from exercise of Additional Investment Rights (a)	$10,000,000
Gross Proceeds	$80,105,417

Payment in Stock to Oppenheimer	$2,485,350 (b)
Payment in Cash to Oppenheimer	$1,014,913
Payment to Purchasers (c)	$300,000
Interest for Fiscal 2008 (d)	$6,964,509

Total Payments	$10,764,772

Net Proceeds	$69,340,645

Total possible discount to market as of August 20, 2007 (e)	$8,688,548

Total Payments and Discounts as a percentage of the net proceeds from the convertible notes (f)	28.1%

Average Annual Total Payments and Discounts as a percentage of the net proceeds from the convertible notes	7.0%

(a)          Assumes the Additional Investment Rights were exercised in full immediately upon issuance on August 20, 2007.

(b)         750,000 shares of the Company’s class A common stock were issued, at $3.3138 per share, to Oppenheimer as partial payment for investment banking services rendered in connection with the Company’s acquisition of EasyLink Services Corporation, which was financed by the Purchasers’ convertible note financing transaction.

(c)          Payment made to the Purchasers for fees paid to Proskauer for legal services rendered in connection with the Purchasers’ convertible note financing transaction.

(d)         Represents fiscal year ending July 31, and assumes the following:  (i) a constant Prime Rate of 7.75%, (ii) no interest rate discount based on the performance of the Company’s class A common stock, (iii) the Additional Investment Rights were exercised in full immediately upon issuance on August 20, 2007, (iv) no amounts of the debt are pre-paid and (v) no amounts of interest or principal are deferred.

(e)          Assumes each interest payment will be converted on its due date into shares of the Company’s class A common stock, rather than being paid in cash as the Company intends.

(f)            Total discount upon conversion of notes plus total payments made to enter into and service the notes divided by the net proceeds from the notes.

The following table sets forth information regarding all prior securities transactions between the Company and the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholder had a contractual relationship regarding the York transaction:

Selling stockholders:	Date of the transaction:	Number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction:

Number of
shares of the
class of
securities
subject to the
transaction that
were
outstanding
prior to the
transaction and
held by persons
other than the
selling
stockholders,
affiliates of the
Company or
affiliates of the
selling
stockholders:

				Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction:	Percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance):	Market price per share of the class of securities subject to the transaction immediately prior to the transaction (reverse split adjusted, if necessary):		Current market price per share of the class of securities subject to the transaction (reverse split adjusted, if necessary):
York Funds	July 2, 2007	None	None	N/A	N/A	N/A		N/A
Oppenheimer & Co. Inc.	April 30 and May 1, 2003	11,982,308	10,610,010	45,679.24%		$1.36	(a)	$3.125	(c)
Oppenheimer & Co. Inc.	October 29, 2001	9,778,104	6,730,852	25,000.37%		$2.97	(b)	$3.125	(c)

(a)           Based upon the average of the high and low trading prices of the Company’s class A common stock as reported on the Nasdaq Capital Market on April 29, 2003.

(b)           Based upon the average of the high and low trading prices of the Company’s class A common stock as reported on the Nasdaq Capital Market on October 26, 2001.

(c)           Based upon the average of the high and low trading prices of the Company’s class A common stock as reported on the Nasdaq Capital Market on November 12, 2007.

The following table sets forth information regarding shares of the Company’s class A common stock registered for resale by the selling stockholders in this and previous registration statements filed by the Company:

Selling stockholders:	Number of shares outstanding prior to the convertible note transaction held by persons other than the selling stockholders, affiliates of the Company and affiliates of the selling stockholders:	Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements:

Number of shares
registered for resale by
the selling stockholders
or affiliates of the
selling stockholders
that continue to be held
by the selling
stockholders or
affiliates of the selling
stockholders:

				Number of shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders:	Number of shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction:
York Funds	21,013,388	None	None	None	7,033,420
Oppenheimer & Co. Inc.	21,013,388	45,679	45,679	None	237,500

The Company has the intention, and a reasonable basis to believe that it will have the financial ability, to make all payments on the overlying securities.  Based on information obtained from the selling stockholders, none of the selling stockholders has an existing short position in the Company’s common stock.

The Company engaged Oppenheimer & Co. Inc. in October 2006 to act as exclusive financial advisor to the Company in connection with the Company’s acquisition of EasyLink Services Corporation. Upon the consummation of that acquisition, Oppenheimer & Co. Inc. received from the Company 750,000 shares of the Company’s class A common stock, issued at $3.3138 per share, as partial payment for services rendered in connection with the EasyLink Services Corporation acquisition. Oppenheimer & Co. Inc. also received cash payments from the Company in the aggregate amount of $1,014,913 for its services and expenses incurred in connection with that acquisition. However, Oppenheimer & Co. Inc. was not engaged to, nor did it, provide any services in connection with the Purchasers’ convertible note financing transaction.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of class A common stock beneficially owned by the selling stockholders as of November 30, 2007, the number of shares covered by this prospectus and the total number of shares of class A common stock that the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders will offer for sale all of the shares of class A common stock covered by this prospectus. None of the selling stockholders have, nor has any within the past three years had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The amounts set forth below are based upon information provided to us by representatives of the selling stockholders and in our records as of November 30, 2007, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of our class A common stock from time to time after the date of this prospectus. Any changed information provided to us by the selling stockholders will be set forth, if and when necessary, in prospectus supplements and/or amendments.

	Shares Beneficially Owned Prior to the Offering				Number of Shares to	Shares Beneficially Owned After the Offering
Selling Stockholders	Shares		Percent		be Offered	Shares		Percent
York Capital Management, L.P. (a)	2,669,787	(b)	9.9	%(b)	726,552	3,442,605	(b)	9.9	%(b)
York Investment Limited (a)	2,669,787	(b)	9.9	%(b)	2,344,239	3,442,605	(b)	9.9	%(b)
York Select, L.P. (a)	2,669,787	(b)	9.9	%(b)	796,887	3,442,605	(b)	9.9	%(b)
York Select Unit Trust (a)	2,669,787	(b)	9.9	%(b)	937,555	3,442,605	(b)	9.9	%(b)
York Credit Opportunities Fund, L.P. (a)	2,669,787	(b)	9.9	%(b)	2,228,187	3,442,605	(b)	9.9	%(b)

Five York Entities Combined (a)	2,669,787	(b)	9.9	%(b)	7,033,420	3,442,605	(b)	9.9	%(b)

Oppenheimer & Co. Inc. (c)	820,679	(d)	3.3%		237,500	583,179		1.9%

* Less than 1%.

(a)           The general partners of York Capital Management, L.P., York Select, L.P. and York Credit Opportunities Fund, L.P. and the investment managers of York Investment Limited and York Select Unit Trust have delegated certain management and administrative duties of such funds to JGD Management Corp. Accordingly, JGD Management Corp. may be deemed to have beneficial ownership over the shares of class A common stock listed in this table as beneficially owned by each of the five York entities (collectively, the “York Funds”). The sole shareholder of JGD Management Corp. is James G. Dinan.

(b)           Because JGD Management Corp. may be deemed to have beneficial ownership over the shares of class A common stock beneficially owned by each of the York Funds, as described in footnote (a) above, each York Fund may be deemed to beneficially own the shares of class A common stock held by the other four York Funds. Therefore, the 2,669,787 shares listed represents the shares of class A common stock the York Funds, in the aggregate, can currently receive upon exercise or conversion of Securities, but excludes 24,578,037 shares of class A common stock that the York Funds, in the aggregate, but not collectively, have the right to acquire upon purchase, exercise or conversion of Securities, which are not currently convertible or exercisable because the Securities have a provision (such provision, the “Blocker Provision”) that provides that the holder of such Securities may not exercise or convert such Securities unless, following such exercise or conversion, the total number of shares of class A common stock then beneficially owned by the holder and its affiliates and any other persons whose beneficial ownership of class A common stock would be aggregated with such holder for purposes of Section 13(d) of the Securities Exchange Act of 1934, does not exceed 9.9% of the total number of issued and outstanding shares of class A common stock (including shares of class A common stock issuable upon such exercise or conversion). If the Blocker Provision were not in effect, the York Funds and their affiliates would beneficially own 27,247,824 shares of class A common stock in the aggregate, consisting of 11,545,688 shares in respect of the Series A Notes, 11,545,688 shares in respect of the Series B Notes, and 4,156,448 shares in respect of the Warrants, which would collectively comprise 52.9% of the outstanding class A common stock of the Company as of November 12, 2007. Furthermore, should the York Funds decide to exercise the Additional Investment Rights in full and purchase additional notes having terms similar to the Series A Notes in an aggregate principal amount of $10 million, such additional notes would be convertible into 3,293,808 additional shares of the Company’s class A common stock, using the conversion price per share of $3.036. Percentages are based on 24,297,760 shares of class A common stock outstanding as of November 30, 2007, plus the number of shares of class A common stock subject to acquisition under the Blocker Provision, giving effect, in the case of the shares beneficially owned after the offering, to the issuance of the 7,033,420 shares of class A common stock sold by the York Funds in the offering.

(c)           Oppenheimer & Co. Inc. is a registered broker-dealer. Oppenheimer & Co. Inc. is a wholly-owned subsidiary of Oppenheimer Holdings Inc., a publicly-held company subject to the periodic reporting requirements of the Exchange Act.

(d)           As partial payment for investment banking services rendered in connection with the ESC merger, Oppenheimer & Co. Inc. received 750,000 shares of class A common stock.

PLAN OF DISTRIBUTION

The shares of our class A common stock covered by the registration statement, of which this prospectus is a part, are being offered on behalf of the selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of our class A common stock or interests therein received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer. We will not receive any proceeds from the sale of shares covered by the registration statement, of which this prospectus is a part, or interests therein.

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•      broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•      a combination of any such methods of sale; and

•      any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, but we will not receive any proceeds from the sale of the common stock by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We have advised each selling stockholder that it may not use shares registered under this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. The selling stockholders will be responsible for their respective compliance with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

LEGAL MATTERS

The legality of the class A common stock offered hereby and the issuance thereof will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia.

EXPERTS

Our consolidated financial statements as of July 31, 2007, and for each of the years in the three-year period ended July 31, 2007, included in our Annual Report on Form 10-K for the year ended July 31, 2007, have been audited by Tauber & Balser, P.C., our independent registered public accounting firm, as indicated in their audit report, and are so incorporated by reference in this prospectus in reliance on the report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of EasyLink Services Corporation as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006, included in the Proxy Statement filed on July 17, 2007 of EasyLink Services International Corporation formerly named Internet Commerce Corporation (the “Company”) and incorporated by reference into a Form 8-K filed August 21, 2007 of the Company which is incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Easylink Services Corporation and Subsidiaries for the year ended December 31, 2004, have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states the Company’s working capital deficiency and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report covering the December 31, 2004 consolidated financial statements also contains an explanatory paragraph that states the consolidated financial statements for the year ended December 31, 2004 have been restated.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we filed under the Securities Act with the SEC with respect to registration of our class A common stock. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. You will find additional information about our class A common stock and our company in the registration statement.

Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to our company and class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith.

We file annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC free of charge at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information that is included directly in this prospectus or in other later-filed documents that are incorporated or deemed to be incorporated by reference herein. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•      the Registrant’s Annual Report on Form 10-K for the year ended July 31, 2007, filed with the Commission on October 23, 2007 (File No. 000-24996);

•      the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2007, filed with the Commission on December 17, 2007 (File No. 000-24996);

•      the Registrant’s Current Reports on Form 8-K, filed with the Commission on August 21, 2007, September 4, 2007, October 25, 2007, October 26, 2007, October 31, 2007, November 30, 2007, December 4, 2007, December 11, 2007, December 13, 2007, December 17, 2007 and December 20, 2007 (File No. 000-24996);* and

•      the description of the Registrant’s Class A Common Stock contained in the Registrant’s Rule 424 prospectus filed with the Commission on June 18, 1997, including any amendments or reports filed for the purpose of updating such description.

*  Certain of these reports contain information furnished under Item 2.02 and/or Item 7.01 of Form 8-K which, pursuant to General Instruction B(2) and (6) of Form 8-K, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act and as to which we are not subject to the liabilities imposed by that section. We are not incorporating and will not incorporate by reference into supplements to this prospectus any past or future information or reports furnished or that will be furnished under Item 2.02 and/or Item 7.01 of Form 8-K.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (unless otherwise indicated).

These documents contain important information about our business and financial condition. You may obtain copies of any documents incorporated by reference in this prospectus from us, from the SEC or from the SEC’s website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by directing such request in writing or by telephone to the Corporate Secretary at EasyLink Services International Corporation, 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, telephone number (678) 533-8000.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article VII of the our Bylaws and Article Seventh of the our Amended and Restated Certificate of Incorporation, as further amended, both provide that we shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), each person that Section 145 grants a corporation power to indemnify. Our Bylaws and Amended and Restated Certificate of Incorporation, as further amended, further provide that no director shall be liable to the company or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) a breach of the director’s duty of loyalty to the company or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL, or (iv) a transaction from which the director derived an improper personal benefit, and that it is the intention of the foregoing provisions to eliminate the liability of our directors to the company and our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

We maintain an insurance policy insuring the company and our directors and officers against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, all of which are payable by EasyLink Services International Corporation (the “Registrant”), in connection with the sale of the class A common stock being offered by the selling stockholder.

SEC registration fee	$689.75
Accountants’ fees and expenses	50,000.00
Legal fees and expenses	35,000.00
Miscellaneous	14,310.25
Total Expenses	$100,000.00

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative, other than action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of the action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Section 145 thus makes provision for indemnification in terms sufficiently broad to cover officers and directors, under certain circumstances, for liabilities arising under the Securities Act.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article VII of the Registrant’s Bylaws and Article Seventh of the Registrant’s Amended and Restated Certificate of Incorporation, as further amended, both provide that the Registrant shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person that Section 145 grants a corporation power to indemnify. The Registrant’s Bylaws and Amended and Restated Certificate of Incorporation, as further amended, further provide that no director shall be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) a breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL, or (iv) a transaction from which the director derived an improper personal benefit, and that it is the intention of the foregoing provisions to eliminate the liability of the Registrant’s directors to the Registrant and its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

Item 16. List of Exhibits.

The following exhibits are filed as part of, or are incorporated by reference into, this Registration Statement on Form S-3:

Exhibit Number	Description
2.1

Securities Purchase Agreement, dated as of May 3, 2007, by and among EasyLink Services International Corporation, a Delaware corporation then named Internet Commerce Corporation (the “Company”), and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 9, 2007)

2.2

Securities Purchase Agreement, dated as of July 2, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 9, 2007)

2.3

Amendment to Securities Purchase Agreement, dated as of August 20, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 21, 2007)

2.4

Second Amendment to Securities Purchase Agreement, dated as of December 18, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 20, 2007)

4.1

Relevant portions of the Company’s Amended and Restated Certificate of Incorporation and Bylaws (incorporated by reference to the Company’s registration statement on Form S-3 (File No. 333-146165), filed with the Securities and Exchange Commission on September 19, 2007.)

4.2

Certificate of Designations — Series C Preferred Stock (incorporated by reference to Amendment No. 1 to the Company’s registration statement on Form S-3, as filed with the Securities and Exchange Commission on February 8, 2000 (File no. 333-93301))

4.3

Certificate of Designations — Series D Preferred Stock (incorporated by reference to Amendment No. 1 to the Company’s registration statement on Form S-3, as filed with the Securities and Exchange Commission on February 8, 2000 (File no. 333-93301))

4.4

Specimen Certificate for Class A Common Stock (incorporated by reference to the Company’s registration statement on Form S-3 (File No. 333-146165), filed with the Securities and Exchange Commission on September 19, 2007.)

4.5

Form of Registration Rights Agreement, dated April 30, 2003, among the Company and the purchasers of shares of class A common stock identified therein (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 2, 2003)

4.6

Form of Registration Rights Agreement, dated April 30, 2003, among the Company and Blue Water Venture Fund II, L.L.C. (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 2, 2003)

4.7

Form of Securities Purchase Agreement, dated as of April 15, 2004, by and among the Company and the purchasers named therein (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 20, 2004)

4.8	Form of Warrant Agreement, dated as of April 20, 2004 (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 20, 2004)

4.9

Form of Registration Rights Agreement, dated as of April 20, 2004, by and among the Company and the purchasers named therein (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 20, 2004)

4.10

Form of Registration Rights Undertaking, dated as of June 22, 2004, by the Company in favor of the shareholders of Electronic Commerce Systems, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 22, 2004)

4.11

Securities Purchase Agreement, dated as of May 3, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 9, 2007)

4.12

Amendment to Securities Purchase Agreement, dated as of August 20, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 21, 2007)

4.13

Second Amendment to Securities Purchase Agreement, dated as of December 18, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 20, 2007)

5.1	Opinion of Troutman Sanders LLP as to the legality of the securities being registered

23.1	Consent of Tauber & Balser, P.C. (incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on October 23, 2007)

23.2	Consent of Grant Thornton LLP*

23.3	Consent of KPMG LLP*

23.5	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

*	Previously filed.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i)                                     To include in any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                  For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this the 31st day of December, 2007.

EASYLINK SERVICES INTERNATIONAL CORPORATION

By:	/s/ Thomas J. Stallings
Thomas J. Stallings
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date

/s/ Thomas J. Stallings	Chief Executive Officer and Director	December 31, 2007
Thomas J. Stallings	(Principal Executive Officer)

/s/ Glen E. Shipley	Chief Financial Officer (Principal	December 31, 2007
Glen E. Shipley	Financial and Accounting Officer)

/s/ Richard J. Berman*	Director	December 31, 2007
Richard J. Berman

/s/ Donald R. Harkleroad*	Director	December 31, 2007
Donald R. Harkleroad

/s/ Kim D. Cooke*	Director	December 31, 2007
Kim D. Cooke

/s/ Paul D. Lapides*	Director	December 31, 2007
Paul D. Lapides

/s/ Arthur R. Medici*	Director	December 31, 2007
Arthur R. Medici

/s/ John S. Simon*	Director	December 31, 2007
John S. Simon

/s/ Joseph W. Zalewski*	Director	December 31, 2007
Joseph W. Zalewski

* By:	/s/ Glen E. Shipley
Glen E. Shipley
Attorney-In-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1

Securities Purchase Agreement, dated as of May 3, 2007, by and among EasyLink Services International Corporation, a Delaware corporation then named Internet Commerce Corporation (the “Company”), and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 9, 2007)

2.2

Securities Purchase Agreement, dated as of July 2, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 9, 2007)

2.3

Amendment to Securities Purchase Agreement, dated as of August 20, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 21, 2007)

2.4

Second Amendment to Securities Purchase Agreement, dated as of December 18, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 20, 2007)

4.1

Relevant portions of the Company’s Amended and Restated Certificate of Incorporation and Bylaws (incorporated by reference to the Company’s registration statement on Form S-3 (File No. 333-146165), filed with the Securities and Exchange Commission on September 19, 2007.)

4.2

Certificate of Designations — Series C Preferred Stock (incorporated by reference to Amendment No. 1 to the Company’s registration statement on Form S-3, as filed with the Securities and Exchange Commission on February 8, 2000 (File no. 333-93301))

4.3

Certificate of Designations — Series D Preferred Stock (incorporated by reference to Amendment No. 1 to the Company’s registration statement on Form S-3, as filed with the Securities and Exchange Commission on February 8, 2000 (File no. 333-93301))

4.4

Specimen Certificate for Class A Common Stock (incorporated by reference to the Company’s registration statement on Form S-3 (File No. 333-146165), filed with the Securities and Exchange Commission on September 19, 2007.)

4.5

Form of Registration Rights Agreement, dated April 30, 2003, among the Company and the purchasers of shares of class A common stock identified therein (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 2, 2003)

4.6

Form of Registration Rights Agreement, dated April 30, 2003, among the Company and Blue Water Venture Fund II, L.L.C. (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 2, 2003)

4.7

Form of Securities Purchase Agreement, dated as of April 15, 2004, by and among the Company and the purchasers named therein (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 20, 2004)

4.8	Form of Warrant Agreement, dated as of April 20, 2004 (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 20, 2004)

4.9

Form of Registration Rights Agreement, dated as of April 20, 2004, by and among the Company and the purchasers named therein (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 20, 2004)

4.10

Form of Registration Rights Undertaking, dated as of June 22, 2004, by the Company in favor of the shareholders of Electronic Commerce Systems, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 22, 2004)

4.11

Securities Purchase Agreement, dated as of May 3, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 9, 2007)

4.12

Amendment to Securities Purchase Agreement, dated as of August 20, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 21, 2007)

4.13

Second Amendment to Securities Purchase Agreement, dated as of December 18, 2007, by and among the Company and the Purchasers identified on the signature pages thereto (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 20, 2007)

5.1	Opinion of Troutman Sanders LLP as to the legality of the securities being registered

23.1	Consent of Tauber & Balser, P.C. (incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on October 23, 2007)

23.2	Consent of Grant Thornton LLP*

23.3	Consent of KPMG LLP*

23.5	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

*	Previously filed.